Exhibit 99.1

Okta Names Shellye Archambeau to Board of Directors

SAN FRANCISCO — December 13, 2018 — Okta, Inc. (NASDAQ:OKTA), the leading independent provider of identity for the enterprise, announced the addition of Shellye Archambeau, former Chief Executive Officer of MetricStream, Inc., to its board of directors, effective today.

“Shellye is an accomplished leader, and we’re honored to bring her extensive experience in technology to Okta’s board of directors,” said Todd McKinnon, Chief Executive Officer and co-founder, Okta. “Our mission is to enable any organization to use any technology, and Shellye’s expertise developing and marketing technology solutions will support our drive to continuously innovate and scale.”

“I am honored to serve on Okta’s board of directors,” said Shellye Archambeau. “Today, identity is essential to the success of every organization, and Okta has the team and strategy to continue to grow and thrive.”

About Shellye Archambeau

Ms. Archambeau is the former Chief Executive Officer of MetricStream, Inc., a leading provider of governance, risk, compliance and quality management solutions to corporations across diverse industries. She served in this role from 2002 until 2018. Prior to that, Ms. Archambeau served as Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., Chief Marketing Officer of NorthPoint Communications, and President of Blockbuster Inc.’s e-commerce division. Before she joined Blockbuster, she held domestic and international executive positions during a 15-year career at IBM. Ms. Archambeau has served on the board of Nordstrom, Inc. since 2015, been a director of Verizon, Inc. since December 2013, served on the board of Roper Technologies since April 2018, and in the past five years, she has served on the board of Arbitron, Inc. Ms. Archambeau brings to the Okta Board of Directors valuable knowledge of technology, digital media and communications platforms.

About Okta

Okta is the leading independent provider of identity for the enterprise. The Okta Identity Cloud enables organizations to both secure and manage their extended enterprise, and transform their customers’ experiences. With over 5,500 pre-built integrations to applications and infrastructure providers, Okta customers can easily and securely adopt the technologies they need to fulfill their missions. Over 5,600 organizations, including 20th Century Fox, JetBlue, Nordstrom, Slack, Teach for America and Twilio, trust Okta to securely connect their people and technology.

Contact

Jenna Kozel King

press@okta.com